Exhibit 5.2

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

September 20, 2019

CNOOC Limited

65th Floor, Bank of China Tower

One Garden Road, Central

Hong Kong

CNOOC Finance (2013) Limited

Ritter House, Wickhams Cay II

Road Town, Tortola VG1110

British Virgin Islands.

Ladies and Gentlemen:

We are acting as special United States counsel for CNOOC Finance (2013) Limited, a company incorporated under the laws of the British Virgin Islands (the “Issuer”) and CNOOC Limited, a company incorporated under the laws of Hong Kong (the “Guarantor”), in connection with the Amendment No.1 to the Registration Statement on Form F-3 (File No. 333-224357) (the “Registration Statement”) filed with the United States Securities and Exchange Commission by the Issuer and the Guarantor for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Act”), an indeterminate amount of the following securities: (i) the Issuer’s debt securities (the “Debt Securities”), which may be issued pursuant to an indenture (the “Indenture”) among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee, initial paying agent and initial registrar, and (ii) guarantees by the Guarantor of the Debt Securities (the “Guarantees”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Issuer and the Guarantor that we reviewed were and are accurate and (vii) all representations made by the Issuer and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

Assuming that the Indenture to be entered into in connection with the issuance of any Debt Securities and Guarantees has been duly authorized, executed and delivered by the Issuer and the Guarantor insofar as the laws of British Virgin Islands and Hong Kong are concerned, respectively, the specific terms of a particular series of the Debt Securities and the Guarantees have been duly authorized insofar as the laws of British Virgin Islands and Hong Kong are concerned, respectively, and established in accordance with the provisions of the Indenture, and such Debt Securities and Guarantees have been duly authorized, executed, authenticated, issued and delivered, as the case may be, insofar as the laws of British Virgin Islands and Hong Kong are concerned, respectively, and in accordance with the provisions of the Indenture and the applicable underwriting or other agreement against payment therefor, when such Debt Securities and Guarantees are executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for pursuant to the applicable underwriting agreement, such Debt Securities and Guarantees will constitute valid and binding obligations of the Issuer and the Guarantor, respectively, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to, (x) the enforceability of any waiver of rights under any usury or stay law, or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of the Guarantor and the Sole Director of the Issuer, as the case may be, shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) each of the Issuer and the Guarantor is, and shall remain, validly existing as a company in good standing under the laws of the British Virgin Islands and Hong Kong, respectively; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the Indenture, the Debt Securities, and the Guarantees (collectively, the “Documents”) are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Issuer or the Guarantor); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that the execution, delivery and performance by the Issuer and the Guarantor of any security whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Issuer or the Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to any law, rule or regulation that is applicable to the Issuer or the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP